Exhibit 4.2

THIS SECURED PROMISSORY NOTE (THE “NOTE”) AND THE SHARES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE.  THE NOTE IS BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).

TurkPower Corporation

18% Secured Promissory Note

Due February 22, 2012

$250,000	August 22, 2011

THIS SECURED PROMISSORY NOTE (this “Note”) is issued by TurkPower Corporation, a Delaware corporation, Turkpower Enerji Sanayi ve Ticaret Anonim Sirketi, its 99% subsidiary, and any of their respective subsidiaries (collectively, the “Company”), to the order of Chase Financing Inc. (together with its permitted successors and assigns, the “Holder”).

ARTICLE I

Section 1.01    Principal.  For value received, the Company hereby promises to pay on or before the Maturity Date (as defined below) to the order of the Holder or its designees, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000), or, if less, the aggregate unpaid principal amount outstanding (the “Principal Amount”) and all accrued interest thereon and the fees set forth herein.

 Section 1.02   Interest. Interest shall accrue on the Principal Amount at the rate of eighteen percent (18%) per annum, compounded daily (computed on the basis of a 360-day year and the actual days elapsed) from the date hereof until the Principal Amount is repaid in full.  Accrued interest on the Principal Amount shall be due and payable on the 21st day of each month commencing October 21, 2011. In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by the Company or inadvertently received by the Holder, then such excess sum shall be credited as payment of the Principal Amount.

Section 1.03    Maturity Date.  The Principal Amount and all accrued interest thereon shall be due and payable in full upon the earlier of (the “Maturity Date”) (i) the Company's receipt, in one or more transactions, of gross proceeds in excess of $500,000 in debt or equity, or securities convertible into or exchangeable or exercisable for debt or equity or (ii) February 22, 2012.

Section 1.04    Right to Prepay.  Provided that there is no Event of Default (as defined below), the Company shall have the right, upon no less than five (5) business days' prior notice to the Holder, to prepay all or any portion of the Principal Amount and all accrued interest thereon at any time, on or before the Maturity Date, without penalty or premium.

Section 1.05    Payments to the Holder.  The Company agrees that the Principal Amount and accrued interest thereon and any other amounts paid by the Company to the Holder shall be paid by wire transfer to the Lender unless instructed by the Lender otherwise, or upon written request by the Lender, by wire transfer to any or all of its assigns or participants, if any. The Company acknowledges that the Holder intends to include other participants in this Note.

Section 1.06     Security Interest. As security for the prompt and complete payment and performance when due of all the obligations set forth in this Note, the Company hereby grants to the Holder a first priority lien on and continuing security interest in all of the Company’s right, title and interest in, all its assets now or hereafter acquired, together with the proceeds thereof. Simultaneous with the execution and delivery of this Note, the Company is executing and delivering to the Holder a Security Agreement in the form attached hereto as Exhibit A (the "Security Agreement").

Section 1.07   Seniority; Automatic Stay.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, this Note shall be entitled to a claim in liquidation before participation by the holders of any Debt (as defined below) or of any capital stock of the Company. The amount of the claim in liquidation shall equal the amount to which the Holder would be entitled in the case of payment. “Debt” shall mean (i) all obligations of the Company for borrowed money, (ii) all obligations of the Company evidenced by bonds, debentures, notes, or other similar instruments, (iii) all obligations of the Company to its employees, agents, accountants, counsel and other third parties, (iv) all obligations of the Company to pay the deferred purchase price of property or services, (v) all obligations of the Company as lessee under capitalized leases, (vi) all Debt of others secured by a lien on any asset of the Company and (vii) all Debt of others guaranteed by the Company.

The Company acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Company, or if any of the Pledged Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under this Note and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to this Note and/or applicable law.  TO THE EXTENT PERMITTED BY LAW, THE COMPANY EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE COMPANY EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THIS NOTE AND/OR APPLICABLE LAW.  The Company hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Company and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder.  The Company represents, acknowledges and agrees that this provision is a specific and material aspect of this Note, and that the Holder would not agree to the terms of this Note if this waiver were not a part of this Note. The Company further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Company has been represented in the signing of this Note and the Security Agreement and in the making of this waiver by independent legal counsel selected by the Company and that the Company has discussed this waiver with counsel.

Section 1.08    Conversion Right.   The Holder shall have the right, in its sole and absolute discretion, at any time to convert all or any part of the entire outstanding principal amount of this Note plus all accrued interest thereon and any other amounts owed to Lender, into duly authorized, fully paid and non-assessable shares of common stock of the Company at the conversion price of $0.25 per share, subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of the Company. The Company agrees that it has no right to prevent the Holder from effecting such conversion, even after it sends notice of its intention to prepay this Note or otherwise. If the Holder opts to convert all or any portion of the Principal Amount and accrued and unpaid interest hereunder and the Facility Fee(as defined below) and any amounts owed by the Company to the Holder, the Company shall issue and deliver to such Holder, a certificate or certificates for the common stock to which the Holder shall be entitled within five days of the Holder exercising its right hereunder.

If, at any time after the date hereof, the Company issues securities, the terms of which could reasonably be deemed to have terms and conditions more favorable than the terms and conditions of this Note (each such transaction, a “New Issuance”), including without limitation the issuance of shares of common stock or securities convertible into shares of common stock at a per share price of $0.25 or less (the "Issuance Price"), then the Holder shall have the right, at its option, to either (i) exchange (any such exchange being an “MFN Exchange”) all or any part of the Note owned by the Holder for the securities offered in the New Issuance on the same terms and conditions offered in the New Issuance or (ii) receive, upon conversion of this Note pursuant to the terms contained herein, shares of common stock of the Company based on the Issuance Price.

The Company covenants and agrees to promptly give written notice (an “MFN Notice”) to the Holder of the terms and conditions of any such New Issuance. On or prior to the expiration of the twenty (20) business day period (the “MFN Review Period”) after the Holder has received the MFN Notice, the Holder shall notify the Company in writing (the “MFN Response”) specifying whether it elects to conduct an MFN Exchange or to reduce the conversion price of this Note to the per share purchase price in the New Issuance. The MFN right granted to the Holder herein shall be applicable to all the Shares, irrespective of the Holder's subsequent transfer or other dispostion of all or any portion of the Shares.

Section 1.09    Conversion Upon a Default.  Upon an Event of Default (as defined in Section 4.01), the Holder shall have the right, in its sole and absolute discretion, at any time to convert the outstanding Principal Amount and all accrued interest thereon, or any portion thereof, into duly authorized, fully paid and non-assessable shares of common stock of the Company ("Conversion Shares") at the conversion price equal to the lesser of $0.25 per share or a twenty five percent (25%) discount of the closing price on the date of the notice of the Event of Default. The Company agrees that it has no right to prevent the Holder from effecting such conversion or otherwise. If the Holder opts to convert all or any portion of the Principal Amount and accrued and unpaid interest hereunder and the Facility Fee and any other amounts due to Lender aforesaid, the Company shall issue and deliver to such Holder, a certificate or certificates for the common stock to which the Holder shall be entitled within five days of the Holder exercising its right hereunder.

If the sales by the Holder of the Conversion Shares result in gross proceeds after all expenses relating to receipt and sales of the Conversion Shares of less than a 25% discount of the per share conversion price of $0.25, the Company shall issue to the Holder additional shares of common stock equal to such difference.

Section 1.10    Delivery of Conversion Shares.  The common stock issued on conversion of this Note shall be delivered as follows:

(i)
As promptly as practicable after conversion, Holder shall deliver to the Company, or to such person or persons as are designated by Holder in the notice to convert, a certificate or certificates representing the number of shares of common stock into which this Note or portion thereof is to be converted in such name or names as are specified in the conversion notice, rounded to the nearest whole share. Such conversion shall be deemed to have been effected at the close of business on the date when this Note shall have been surrendered to the Company for conversion, so that the person entitled to receive such conversion shares shall be treated for all purposes as having become the record holder of such shares at such time.

(ii)
In the event that less than the entire outstanding principal of this Note is converted hereunder pursuant to subsection (a) above, this Note shall not be surrendered for cancellation but shall have an addendum attached hereto indicating the amount of conversion acknowledged by Holder and Company. If less than the entire principal balance of this Note is converted, the amount of principal converted shall be reduced to the nearest amount that results in no fractional shares.

In the event that any of the Conversion Shares can be issued by the Company without a restrictive 1933 Act legend, or are subsequently sold or proposed to be sold in a manner that complies with an exemption from registration under the Securities Act of 1933, as amended (the "Act"), the Company will promptly instruct its counsel to issue to the transfer agent an opinion permitting removal of the legend or instructions to issue the Conversion Shares without the 1933 Act legend. The Company further agrees to accept the opinion of David Lubin & Associates, PLLC in this regard if counsel to the Company fails to issue such opinion. If the Company fails to do so, or if its counsel fails to issue an opinion within 72 hours of the request thereof (assuming counsel has received a seller's representation letter as attached hereto), then the Company will pay to the Holder as liquidated damages (the “Liquidated Damages”), and not as a penalty, at the Holder’s option, either a cash amount or shares of the Company’s Common Stock equal to ten percent (10%) of the fair market value of such shares for each day after such 72-hour period that the opinion is not delivered to the transfer agent.  Any Liquidated Damages payable hereunder shall not limit, prohibit or preclude the Holder from seeking any other remedy available to it under contract, at law or in equity.  The Company and the Holder acknowledge and agree that the sums payable under this Section shall constitute liquidated damages and not penalties and are in addition to all other rights of the Holder.  The parties further acknowledge that (i) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (ii) the amounts specified in such subsections bear a reasonable relationship to, and are not plainly or grossly disproportionate to the probable loss likely to be incurred in connection with any failure by the Company to obtain the requested legal opinion, and (iii) one of the reasons for the Company and the Holder reaching an agreement as to such amounts was the uncertainty and cost of litigation regarding the question of actual damages.

Section 1.11    Reservation of Shares. The Company agrees that, during the period until this Note and all obligations owed to Holder are paid in full, the Company will at all times have authorized and in reserve, and will keep available solely for delivery upon the conversion of this Note, common stock and other securities, and properties as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by securities law and free and clear of all pre-emptive rights. The Company agrees that the shares of common stock shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, and the Company will take all such action as may be necessary to assure that the stated value or par value per share of the conversion Shares is at all times equal to or less than the conversion price of this Note.

ARTICLE II

Section 2.01     Representations and Warranties of the Holder.  The Holder hereby acknowledges, represents and warrants to, and agrees with, the Company as follows:

(a)           The Holder understands that this Note and the shares of common stock issuable upon conversion hereof have not been registered under the Securities Act of 1933, as amended (the “Act”) or registered or qualified under any the securities laws of any state or other jurisdiction, and is a “restricted security”.

(b)           The Holder has full power and authority to enter into this Note, the execution and delivery of this Note has been duly authorized, and this Note constitutes a valid and legally binding obligation of the Holder.

(c)           The Holder is not subscribing for this Note as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by person previously not known to the Holder in connection with investment.

(d)           The Holder is (i) experienced in making investments of the kind and (ii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Note, and the related documents.

ARTICLE III

Section 3.01     Representations and Warranties of the Company.  The Company hereby acknowledges, represents and warrants to, and agrees with, the Holder as follows:

(a)            The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

(b)           The Company has all requisite power and authority to enter into and deliver this Note and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Note by the Company and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other action or proceeding on the part of the Company is necessary to authorize the execution, delivery, and performance by the Company of this Note and the consummation by the Company of the transactions contemplated hereby.

(c)           There are no outstanding agreements or preemptive or similar rights affecting the Company's common stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of common stock or equity of the Company or other equity interest in the Company.

(d)           No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its affiliates, the OTC Bulletin Board nor the Company's shareholders is required for the execution by the Company of this Note and the Security Agreement and compliance and performance by the Company of its obligations under hereunder and thereunder. This Note and the Security Agreement and the Company’s performance of its obligations thereunder have been unanimously approved by the Company’s Board of Directors.

(e)           Neither the issuance and sale of the Note nor the performance of the Company’s obligations under this Note and all other agreements entered into by the Company relating thereto by the Company will:

(i)     violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, charter or bylaws of the Company, (B) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its affiliates is a party, by which the Company or any of its affiliates is bound, or to which any of the properties of the Company or any of its affiliates is subject, or (D) the terms of any agreement to which the Company, or any of its affiliates is a party; or

(ii)    result in the creation or imposition of any Lien (as defined below) upon the securities or any of the assets of the Company or any of its affiliates; or

(iii)   result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company or of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(f)           There is no pending or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its affiliates.

(g)           The Company has no liabilities or obligations, individually or in the aggregate, other than as set forth in the Company's filings with the Securities and Exchange Commission other than approximately $3,100,000 of unsecured convertible debt at a conversion price of no less than $0.25 per share.

(h)           The Company owns a 6% interest (the "Interest") in the mines owned by Maksor Madencilik Sanayi ve Ticaret Anonim Sirketi ("Maksor"); this Interest is owned by the Company through its 99% subsidiary Turkpower Enerji Sanayi ve Ticaret Anonim Sirketi, a Turkish corporation which holds the 6% equity interest in Maksor. The Company has paid an aggregate of 1.5 million Euros for the Interest and no further payments are due by the Company for the ownership of the Interest. The 1.5 million Euros paid for the Interest were paid by the Company as follows: 1 million Euros on June 2010, 250,000 Euros on or about June 30, 2011 and 250,000 Euros on or about July 28, 2011. All such payments were made via wire transfer to the seller of the Interest.

(i)           The Interest is owned free and clear of any and all liens, encumbrances and any other rights of third parties. The Interest will be assigned free and clear (including without limitation, any required consents by any third party) to the Lender upon an Event of Default.

Section 3.02    Covenants of the Company.  The Company hereby covenants and agrees with the Holder that, so long as any amount remains unpaid on this Note or the Security Agreement, the Company shall:

(a)           Notify the Holder if there is a breach or threatened breach of any of the representations and warranties provided for in this Note and forward to the Holder any correspondence regarding any threatened or actual action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates, including without limitation, from the Securities and Exchange Commission or Financial Industry Regulatory Authority and each material development in respect thereof;

(b)            (A) comply in all respects with its reporting and filing obligations under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (B) comply on a timely basis with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(g) of the 1934 Act. The Company will file its Annual Report on Form 10-K no later than August 31, 2011;

(c)           Use the proceeds of this Note for working capital and general corporate purposes and not prepay any Debt nor redeem any equity instruments of the Company;

(d)           Promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company;

(e)           Not, directly or indirectly, create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) (each, a “Lien”) upon any of its assets, whether now owned or hereafter acquired except for:  (A) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles; (B) carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings;  (C) Debt which shall be used to repay this Note; and (D) liens on new capital leases and new capital assets purchased after the date of this Note;

 (f)           Not, directly or indirectly, repay, reclassify, redeem, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of its common stock, preferred stock, or other equity securities;

(g)           Not enter into any merger, consolidation, or exchange of assets or securities unless such transaction specifically provides that simultaneous with the closing thereof this Note shall be paid in full;

(h)           Not, directly or indirectly, enter into any transaction with an officer or director or affiliate;

(i)             Not directly or indirectly grant nor allow any security interest to be taken in the assets of the Company unless the lien is expressly subordinate to the lien granted to the Holder, nor incur or issue any debt, equity or other instrument on terms more favorable than those contained herein; and

(j)             Promptly after the Company shall obtain knowledge of the occurrence of any Event of Default (as defined in Section 4.01 below) or any event which with the notice or lapse of time or both would become an Event of Default, deliver to the Holder a notice specifying that such notice is a "Notice of Default" and describing such Default in reasonable detail, and in such Notice of Default or soon thereafter as practicable, a description of the action the Company has taken or proposes to take with respect thereto.

ARTICLE IV

Section 4.01    Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) an Event of Default shall be deemed to have occurred:

(a)           Default in the payment of the Principal Amount on the Maturity Date;

(b)           Default in the payment, when due or declared due, of any interest payment hereunder, the Facility Fee or any other fees, costs or expenses owed or payable to Holder as provided herein, including without limitation, attorneys' fees and expenses;

(c)           The Company files for relief under the United States Bankruptcy Code (the “Bankruptcy Code”) or under any other state or federal bankruptcy or insolvency law, or files an assignment for the benefit of creditors, or if an involuntary proceeding under the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law is commenced against the Company, and has not been resolved in a period of ten (10) days after such commencement;

(d)           failure on the part of Company to observe or perform any other covenant or agreement on the part of Company contained in this Note (other than those covered by the clauses above) or in any other agreement between the Company and its affiliates and the Holder;

(e)            any representation, warranty or certification made by the Company to the Holder in this Note or in any other agreement between the Company and the Holder shall be false or misleading;

(f)            any event or condition shall occur which shall result in a default under any material agreement between the Company and another person;

(g)           any event or condition shall occur which results in the acceleration of the maturity of any Debt or enables or, with the giving of notice or lapse of time or both, would enable the holder of such Debt or any person acting on such holder’s behalf to accelerate the maturity thereof unless such event or condition does not directly or indirectly impact the Interest;

(h)           Any money judgment, writ or similar final process shall be entered or filed against Company or any of their property or other assets for more than $10,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of 20 days;

(i)             the failure to maintain its current listing on the OTC QB;

(j)            a material adverse change in the Company's business or financial condition; or

(k)           failure to provide the Holder with an executed copy of the unanimous written consent of the Board of Directors of the Company and its 99% subsidiary regarding the execution and delivery of the documentation contemplated herein within five days from the date hereof.

Section 4.02    Effect of Default.   Upon the occurrence of an Event of Default, the Principal Amount and all interest accrued thereon, the Facility Fee and any other obligations due to the Holder shall be immediately due and payable, and the Holder shall have the right to enforce its security interest pursuant to and in accordance with the terms and provisions of the Security Agreement. The Holder agrees to provide notice to the Company of the occurrence of an Event of Default as provided for in Section 4.01(c) through (j); the Company agrees and acknowledges that no notice is required for an Event of Default as provided for in Section 4.01(a) or (b). Following the occurrence and during the continuance of an Event of Default, which, if susceptible to cure is not cured within five (5) days, otherwise then from the first date of such occurrence, the annual interest rate on this Note shall be the lower of the highest rate permitted by law or twenty-four percent (24%).

Section 4.03    Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.  No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Holder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

ARTICLE V

Section 5.01    Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 5.02    Unconditional Obligation; Waiver.  The obligations hereunder are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. This Note may be enforced against the Company by summary proceeding pursuant to N.Y. Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.

The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and shall be directly and promptly liable for the payment of all sums owing and to be owing hereunder, regardless of, and without any notice, diligence, act or omission with respect to, the collection of any amount called for hereunder.

Section 5.03    Cost of Collection.  If any proceeding is brought or threatened to be brought against the Company to enforce any provision of this Note or any provision of the Security Agreement, the Company shall pay the Holder all costs of collection, including attorneys’ fees and expenses.

Section 5.04    Notices. All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered in person against written receipt, by facsimile transmission, overnight courier prepaid, or mailed by prepaid first class registered or certified mail, postage prepaid, return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

(i)	If to the Company:

TurkPower Corporation
100 Park Avenue, Suite 1600
New York, NY 10017
Telecopy: ______
Email: __________ mailto:

(ii)	If to the Holder:

Chase Financing Inc.
PO Box 403303
Miami Beach, FL 33140
Telecopy: 212-787-9268
Email: robbie490@aol.com

with a copy (which shall not constitute notice) to:

David Lubin & Associates, PLLC
10 Union Avenue
Suite 5
Lynbrook, NY 11563
Telecopy: 516-887-8250
Attn: David Lubin, Esq.
david@dlubinassociates.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt, or (iv) if delivered by mail in the manner described above to the address provided in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt. In order for any such notice to be deemed given as provided above, any such notice must also be accompanied by an email to the recipient.

Section 5.05   Governing Law.  This Note shall be deemed to be made under and shall be construed in accordance with the laws of the State of New York without giving effect to the principals of conflict of laws thereof. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts sitting in the New York, and any appellate court from any thereof, in respect of any action, suit or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts.  Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Note, or in any court referred to above.  Each of the parties further hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile. THE COMPANY IRREVOCABLY WAIVES ANY AND ALL RIGHT THE COMPANY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE COMPANY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

Section 5.06     Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 5.07    Construction and Joint Preparation. This Note shall be construed to effectuate the mutual intent of the parties. The parties and their counsel have cooperated in the drafting and preparation of this Note and the Security Agreement, and this Note therefore shall not be construed against any party by virtue of its role as the drafter thereof. No drafts of this Note shall be offered by any party, nor shall any draft be admissible in any proceeding, to explain or construe this Note. Each party hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Note. The headings contained in this Note are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note.

Section 5.08    Entire Agreement; Amendments.  This Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company and the Holder. This Note represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no other representations, warranties or commitments, except as set forth in this Note and the Security Agreement.  This Note may be amended or modified only by an instrument in writing executed by the Holder.

Section 5.09    Counterparts.  This Note may be executed in multiple counterparts and by facsimile, each of which shall be an original, but all of which shall be deemed to constitute on instrument.

Section 5.10    Facility Fee.     The Company shall pay simultaneously upon funding a lending fee (the "Facility Fee") from the gross proceeds of this Note equal to (i) 2% of the amount funded herewith, (ii) attorneys' fees and expenses in connection with the transactions contemplated by this Note and the Security Agreement and (iii) all other costs, expenses and fees incurred in connection with the transaction contemplated hereby.

Section 5.11    Payments. Any payments made by the Company to the Holder hereunder shall be applied first to the payment of the Facility Fee, then to the accrued interest hereon and the balance shall be applied to the Principal Amount.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the parties have executed this Secured Note as of the date first written above.

TurkPower Corporation

By:	/s/ Ryan Hart
Name	Ryan Hart
Title	Executive Chairman

Turkpower Enerrji Sanayi ve Ticaret Anonim Sirketi

By:	/s/ Ryan Hart
Name	Ryan Hart
Title	Executive Chairman

Chase Financing Inc.

By:	/s/ Robert V. Herskowitz
Name
Title